Exhibit 10.21

SEPARATION AGREEMENT

August 27, 2003
Revised September 5, 2003

Dean D. Kling
89 29th Ave. N.
Fargo, ND  58102

Dear Dean:

This letter describes our agreement regarding the resignation of your position from Community First Bankshares, Inc. (“CFB”) effective September 30, 2003.  If after reading this letter you feel there is any discrepancy between our conversations and the contents of this letter, please contact me.

Although not obligated to do so, we have offered to provide you with the following benefits in conjunction with your departure from CFB:

1.                                       We will pay you your regular salary, which the annualized amount is $170,000, through September 30, 2003.  Please coordinate your schedule with your supervisor during this time.  It is agreed that you will vacate Community First Bankshares premises and return your Community First Bankshares property by the close of business on August 29, 2003.

2.                                       We will pay you separation pay at your regular salary, at regular payroll dates from October 1, 2003 through September 30, 2004.  If you enter into “regular full-time employment”(1), you must notify us promptly.  All separation pay payments will cease following your first full month of employment.  At that time, you will be entitled to a lump sum payment of 50 percent of the amount of any remaining payments.  If you enter into regular full-time employment, as a Senior Management level position with a financial services organization that is considered to be a major and direct competitor of Community First, all payments hereunder shall cease.

(1)          The term “regular full-time employment” shall not mean temporary, casual or “hobby” type employment with a duration of less than one (1) month.

3.                                       We will pay you for any unused accrued PTO as of September 30, 2003.  This amount is shown on your pay stub and will accrue per Community First Bankshares policies until September 30, 2003.

4.                                       We will pay you any bonus/incentive amount according to the terms of the Corporate Annual Incentive Plan (AIP) pro-rated for your 2003 employment dates.  Such amounts, if any, would not be expected to be determined until February 2004 with payout, if any, made in March 2004.

5.                                       We will pay up to $5,000 for our placement services to Drake Beam Morin Company.  For use of the program please contact Michelle Kommer at 701/298-5652.

•                                          After your termination of employment, you and/or your covered dependents may be eligible to continue your health, dental, vision, medical reimbursement flexible spending account coverage under COBRA.  COBRA information will be sent under separate cover.

•                                          Basic life coverage will cease on the last day of the month during which you were last actively at work.  You may convert this insurance by applying and paying the first premium for an individual policy within 31 days after any part of your insurance stops.  Contact Human Resources or ReliaStar within 31 days, if you are interested.

•                                          Optional life coverage will cease on the last day of the month during which you were last actively at work.

•                                          Long term disability coverage stops when you are no longer actively at work.  You may convert this insurance if your employment ends for a reason other than retirement or if you are no longer in an eligible status.  You must apply and pay the first premium for a LTD policy within 31 days after your insurance stops.  Contact Human Resources or ReliaStar, if you are interested.

•                                          If you are a 401(k) Retirement Plan participant, distribution papers will be sent to you under separate cover upon your termination.  You must receive a distribution of your vested plan account balance if this amount is $5,000 or less.  If your vested plan account balance exceeds $5,000, you may request a distribution now or leave the balance in the plan until you later request distribution.  Please allow four to six weeks processing time after the paperwork is received in the Trust Department.  Please refer to your 401(k) Retirement Plan information regarding possible tax consequences associated with a distribution.  The plan indicates that you must be an active employee on the last day of the plan year (12/31) to receive a matching contribution.

6.                                       We will pay you sixty five percent (65%) of any Community First Bankshares Health/Dental/Vision COBRA premium you incur according to the terms of those benefit plans for the period you are receiving separation pay delineated in paragraph #2 above.

7.                                       We will pay you a specific separation payment as additional consideration for entering into this agreement in the amount of $5,737.50.

8.                                       You will be allowed to exercise any vested, unexercised stock options under the CFB Incentive Stock Option plan within 30 days of the date of your position resignation.  No further vesting of any unexercised stock options will occur after the date of your position resignation.  Please contact Gale Skarpohl at 701/298-5625 with any questions you may have.

9.                                       We are providing you with the opportunity to voluntarily resign your employment.  I will discuss with you mutually agreeable language to be communicated publicly regarding your resignation.  If any prospective employer of yours wishes to contact CFB for employment information, you agree to direct all such prospective employers to make a written request only to CFB’s Human Resources Manager, who will provide the prospective employer only with your dates of employment, the nature of the position you held with CFB and the fact that you voluntarily resigned your employment with CFB.  No reference will be made to the circumstances surrounding your resignation.

10.                                 We have discussed and agreed on mutually agreeable language to be communicated publicly regarding your position resignation.

11.                                 We will not dispute or contest any claim which you might make for unemployment benefits unless we disagree with the reasons for which said claim is being made or you are unavailable for employment.  Additionally, we will cooperate with you if necessary, in informing the unemployment compensation benefits office that your position resignation was based on your employer’s decision.

In consideration for the benefits outlined above, you agree to the following things:

1.                                       You agree to resign your position with CFB.

2.                                       You hereby release Community First Bankshares, Inc., its affiliates, its and their past and present officers, directors, agents, shareholders, employees, attorneys, insurers and indemnitors (collectively, the “Releasees”) from any and all claims and causes of action, known and unknown, which you may have against any and all of them.  Through this Release, you extinguish all causes of action, known and unknown, against the Releasees occurring up to the date of this agreement, including but not limited to any contract, wage or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims; and all claims arising from any federal, state or municipal law or ordinance.  This release extinguishes any potential claims, including employment discrimination claims, arising from your employment with and position resignation from CFB, including specifically any claims under the North Dakota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, and the Fair Labor Standards Act.  This release does not extinguish any claims or causes of action arising from breach of this Separation Agreement.  You may review this Agreement with an attorney of your choosing.  You have 45 days from the date you receive this Separation Agreement and Release to consider whether you wish to sign it.  You acknowledge that if you sign this agreement before the end of this period, it is your voluntary decision to do so, and you waive the remainder of the period.

3.                                       In addition, Mark Anderson and Ron Strand have agreed to be named and contacted as references.  They would affirm that your separation was due to position elimination and note the accomplishments in our group f/k/a Financial Services Group during your tenure with Community First Bankshares.

4.                                       You are hereby notified of your right to rescind the release of claims contained in the above paragraph with regard to claims arising under the Age Discrimination in Employment Act (ADEA) within seven (7) calendar days.  In order to be effective, the rescission must

a.                                       Be in writing; and

b.                                      Delivered to the undersigned designated official by hand or mail within the required period; and

c.                                       If delivered by mail, the rescission must be postmarked within the required period, properly addressed to the undersigned official and sent by certified mail, return receipt requested.

This Agreement will be effective upon the expiration of the 7 day period without rescission.  You understand that if you rescind this Agreement in accordance with this paragraph, you will not receive the payments described herein and you will be obligated to return any and all payments already received.

If you violate any term of this agreement while you are still receiving benefits hereunder, payments and provision of all remaining benefits to you hereunder will immediately cease and your obligations hereunder shall remain in effect in consideration of all the benefits which you will have received prior to said violation by you.

5.                                       You certify that you have returned all CFB property in your possession and all copies thereof, including but not limited to all keys, equipment, proprietary technology, all company documents or computerized transactions thereof, including any CFB confidential information as defined in paragraph 4 below, and any other property in your possession belonging to CFB.

6.                                       Effective upon the execution of this Agreement by both parties, you agree that you will not divulge, communicate or use for your benefit or the benefit of any person outside CFB any of CFB’s confidential information.  Confidential information includes but is not limited to CFB’s trade secrets, records, data, customer and prospective customer lists and information, short term and long range plans, all financial information, including sales, specific customer account sales, gross margin information, operating expense and information, competitive strategies and pricing information, procurement resources information concerning CFB’s business or its manner of operation, personnel information, sales and marketing strategies and information, and any other confidential or technical information which you have obtained during your employment with CFB.  Confidential information shall mean information not generally known in the business community that has been disclosed to you and is known to you as a consequence of your employment by CFB.  You will not disclose any such information to any person, firm, corporation, association or other entity for any reason whatsoever.  Confidential information also includes the terms and existence of this agreement, which may be disclosed by you only to your immediate family, attorney or tax advisor, except as otherwise required by court order.  This agreement and this agreement only (not any trade secret et al information) can be disclosed to your banker.

7.                                       Effective upon execution of this agreement by both parties, you agree not to make, either directly or indirectly, any derogatory or negative comments of any kind, either oral or written, to any person or organization about CFB or any officer, director, shareholder, employee or any other person affiliated with CFB which would in any way interfere with any of CFB’s business relationships.

8.                                       At CFB’s request, you agree to cooperate with CFB in any current or future claims or lawsuits involving CFB where you have knowledge of the underlying facts.  In addition, you agree that you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against CFB, provided, however, that nothing in this agreement will be construed to prevent you from testifying truthfully pursuant to a court order.

9.                                       You agree to make yourself available to me, at my reasonable request, to assist with any transitional consulting duties associated with your current responsibilities.

This Agreement shall not in any way be construed as an admission of liability by CFB or as an admission that CFB has acted wrongfully with respect to you.  CFB specifically denies and disclaims any such liability or wrongful acts.

This agreement sets forth our entire agreement and fully supersedes any prior agreements or understandings between you and CFB.  CFB asks that our records reflect that you conclude your employment on terms you understand and accept.  Therefore, we ask you to declare that you have entered into this agreement voluntarily, without coercion or duress, and with the opportunity to review its contents with legal counsel should you desire.

If this letter accurately reflects our understanding and agreement, please sign the original and copy and return the original to me.  The copy is for your file.

Sincerely,

/s/ Thomas R. Anderson

COMMUNITY FIRST BANKSHARES, Inc.
Thomas R. Anderson
EVP – Chief Investment Officer

Read and agreed to, with declarations
confirmed, this 5th day of September, 2003.

/s/ Dean D. Kling
Dean D. Kling